Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Marilynn Meek

Financial Relations Board

212-827-3773

NEXPOINT RESIDENTIAL TRUST, INC. REPORTS SECOND QUARTER RESULTS

STRONG SS GROWTH, COMPLETION OF REFINANCING, ACQUISITION OF NONCONTROLLING

INTEREST AND FURTHER CAPITAL RECYCLING DRIVE NAV GROWTH

Dallas, TX, August 1, 2017 – NexPoint Residential Trust, Inc. (NYSE:NXRT) reported financial results for the second quarter and six months ended June 30, 2017.

Highlights

•	NXRT reported Net Income, FFO¹, Core FFO¹, and AFFO¹ of $3.8M, $9.7M, $14.2M, and $16.5M, respectively, attributable to common shareholders for the six months ended June 30, 2017.

•	For the first six months of 2017, Same Store average effective rent, total revenue and NOI¹ increased 5.2%, 7.0% and 7.2%, respectively over the prior year period.

•	The weighted average effective monthly rent per unit, across all 37 properties held as of June 30, 2017, improved to $922, while we closed the quarter with physical occupancy of 92.8%.

•	NXRT paid a second quarter dividend of $0.220 per share of NXRT common stock on June 30, 2017.

•	During the second quarter, NXRT entered into two interest rate swap transactions with a notional amount of $150 million. The Company has now hedged $650 million, or 98.5% of its long-term floating rate mortgage debt outstanding as of June 30, 2017 (excludes mortgage debt held for sale), effectively fixing 30-day LIBOR at a weighted averaged fixed rate of 1.3388% through April 2021.

•	On June 30, 2017, NXRT completed a refinancing of a 22-property portfolio (the “Freddie Refinance”), which reduces the average spread and interest rate on the new debt by 57 basis points, while also reducing estimated interest expense on a go-forward basis by approximately $1.7 million, or 10.5% per annum.

•	On June 30, 2017, NXRT completed a buyout of BH Equities’ 8.4% noncontrolling interest in 33 properties for $51.7M, consisting of $49.7 million in cash and a $2 million commitment to issue the Company’s operating partnership units, which will be redeemable into cash or the Company’s common stock, at the Company’s election, after one year.

•	As previously announced, NXRT acquired Rockledge, a 708-unit apartment community in Marietta, Georgia for approximately $113.5 million on June 30, 2017.

1.	FFO, Core FFO, AFFO and NOI are non-GAAP measures. For reconciliations of FFO, Core FFO, AFFO and NOI to net income, and a discussion of why we consider these non-GAAP measures useful, see the “Definitions and Reconciliations” section of this release.

•	During the second quarter, NXRT sold four properties: The Miramar Apartments, Toscana, The Grove at Alban, and Twelve 6 Ten at the Park for cumulative gross sales proceeds of $83.9M.

“During the second quarter, we took several significant steps to improve NXRT’s portfolio composition and long-term earnings profile. Management took advantage of tighter lending spreads to optimize its longer-term debt, reducing interest expense on refinanced debt by approximately $1.7 million annually. We also acquired our partner BH Equities’ 8.4% noncontrolling interest, which will simplify our financials and allow the Company to capture the full earnings potential of our portfolio. As previously reported, we also continued our capital recycling efforts by acquiring Rockledge through a reverse 1031 exchange which we expect to close out in the fourth quarter of this year,” said NXRT Chairman and President, Jim Dondero. “Finally, we want to thank BH for their great partnership and continued significant contribution to the Company’s success, as we warmly welcome them into our shareholder base.”

Second Quarter Financial Results

•	Total revenues were $35.2 million for the period, compared to $33.7 million for the prior year period.

•	Net income was $9.9 million for the period, compared to $16.6 million for the prior year period. The change in our net income between the periods primarily relates to increases in depreciation and amortization expense, interest expense and loss on extinguishment of debt and modification costs, and was partially offset by increases in gain on sales of real estate and same store operating results. The change in our net income between the periods was also due to our acquisition and disposition activity in 2016 and 2017 and the timing of the transactions (see above).

•	For the three months ended June 30, 2017, the Company reported earnings of $0.34 per diluted share.

•	NOI¹ increased to $18.1 million for the period, compared to $17.4 million for prior year period.

•	Same store NOI¹ increased 6.2% to $15.3 million, over the prior year period.

•	FFO¹ totaled $1.7 million, or $0.08 per diluted share, compared to $7.2 million, or $0.34 per diluted share, for the prior year period.

•	Core FFO¹ totaled $6.0 million, or $0.28 per diluted share, compared to $7.9 million, or $0.37 per diluted share, for the prior year period.

•	AFFO¹ totaled $7.4 million, or $0.34 per diluted share, compared to $8.3 million, or $0.39 per diluted share for the prior year period.

•	NXRT completed upgrades on 401 units and leased 259 upgraded units during the second quarter of 2017, achieving an average monthly rental increase of $95 per unit and a 21.1% ROI on those units. Since inception, NXRT has completed 4,524 upgrades and achieved an $96 average monthly rental increase per unit, equating to a 21.8% ROI on all units leased through June 30, 2017.

Financial Results for the Six Months Ended June 30, 2017

•	Total revenues were $72.2 million for the period, compared to $67.2 million for the prior year period.

•	Net income was $6.6 million for the period, compared to $16.9 million for the prior year period. The change in our net income between the periods primarily relates to increases in depreciation and amortization expense, interest expense and loss on extinguishment of debt and modification costs, and was partially offset by increases in gain on sales of real estate and same store operating results. The change in our net income between the periods was also due to our acquisition and disposition activity in 2016 and 2017 and the timing of the transactions (we acquired four properties in the second half of 2016, one property in the first quarter of 2017 and one property in the second quarter of 2017; we sold three properties in the second quarter of 2016, four properties in the third quarter of 2016 and four properties in the second quarter of 2017).

•	For the six months ended June 30, 2017, the Company reported earnings of $0.18 per diluted share.

•	NOI¹ increased to $37.8 million for the period, compared to $35.1 million for prior year period.

•	Same store NOI¹ increased 7.2% to $30.7 million, over the prior year period.

•	FFO¹ totaled $9.7 million, or $0.46 per diluted share, compared to $15.8 million, or $0.74 per diluted share, for the prior year period.

•	Core FFO¹ totaled $14.2 million, or $0.66 per diluted share, compared to $16.6 million, or $0.78 per diluted share, for the prior year period.

•	AFFO¹ totaled $16.5 million, or $0.77 per diluted share, compared to $17.2 million, or $0.81 per diluted share for the prior year period.

Same Store Properties Operating Results

There are 31 properties encompassing 10,211 units of apartment space in our same store pool for the second quarter of 2017 (our “Same Store” properties). The Same Store portfolio finished the second quarter 2017 with physical occupancy of 93.3% and a weighted average effective rent of $884 per occupied unit. Quarter-ending occupancy was 40 bps lower than the year prior, while effective rent per occupied unit rose by $44, or 5.2%, over June 30, 2016.

The following table reflects the revenues, property operating expenses and NOI for the three months ended June 30, 2017 and 2016 for our Same Store and Non-Same Store properties (dollars in thousands):

	For the Three Months Ended June 30,
	2017	2016	$ Change	% Change
Revenues
Same Store
Rental income	$25,136	$23,744	$1,392	5.9%
Other income	3,852	3,448	404	11.7%

Same Store revenues	28,988	27,192	1,796	6.6%
Non-Same Store
Rental income	5,372	5,660	(288)	-5.1%
Other income	874	805	69	8.6%

Non-Same Store revenues	6,246	6,465	(219)	-3.4%

Total revenues	35,234	33,657	1,577	4.7%

Operating expenses
Same Store
Property operating expenses	7,880	7,544	336	4.5%
Real estate taxes and insurance	3,801	3,256	545	16.7%
Property management fees (1)	870	816	54	6.6%
Property general and administrative expenses (2)	1,112	1,140	(28)	-2.5%

Same Store operating expenses	13,663	12,756	907	7.1%
Non-Same Store
Property operating expenses	1,785	2,147	(362)	-16.9%
Real estate taxes and insurance	1,292	834	458	54.9%
Property management fees (1)	187	197	(10)	-5.1%
Property general and administrative expenses (3)	218	342	(124)	-36.3%

Non-Same Store operating expenses	3,482	3,520	(38)	-1.1%

Total operating expenses	17,145	16,276	869	5.3%

NOI
Same Store	15,325	14,436	889	6.2%
Non-Same Store	2,764	2,945	(181)	-6.1%

Total NOI	$18,089	$17,381	$708	4.1%

(1)	Fees incurred to an unaffiliated third party that is an affiliate of the former noncontrolling interest members of the Company’s joint ventures.
(2)	For the three months ended June 30, 2017 and 2016, excludes approximately $188,000 and $110,000, respectively, of expenses that are not reflective of the ongoing operations of the properties or are incurred on behalf of the Company at the property for expenses such as legal, professional and franchise tax fees.
(3)	For the three months ended June 30, 2017 and 2016, excludes approximately $58,000 and $20,000, respectively, of expenses that are not reflective of the ongoing operations of the properties or are incurred on behalf of the Company at the property for expenses such as legal, professional and franchise tax fees.

The following table reflects the revenues, property operating expenses and NOI for the six months ended June 30, 2017 and 2016 for our Same Store and Non-Same Store properties (dollars in thousands):

	For the Six Months Ended June 30,
	2017	2016	$ Change	% Change
Revenues
Same Store
Rental income	$49,712	$46,941	$2,771	5.9%
Other income	7,763	6,752	1,011	15.0%

Same Store revenues	57,475	53,693	3,782	7.0%
Non-Same Store
Rental income	12,704	11,833	871	7.4%
Other income	2,046	1,642	404	24.6%

Non-Same Store revenues	14,750	13,475	1,275	9.5%

Total revenues	72,225	67,168	5,057	7.5%

Operating expenses
Same Store
Property operating expenses	15,596	14,759	837	5.7%
Real estate taxes and insurance	7,260	6,598	662	10.0%
Property management fees (1)	1,727	1,614	113	7.0%
Property general and administrative expenses (2)	2,164	2,046	118	5.8%

Same Store operating expenses	26,747	25,017	1,730	6.9%
Non-Same Store
Property operating expenses	3,940	4,314	(374)	-8.7%
Real estate taxes and insurance	2,798	1,755	1,043	59.4%
Property management fees (1)	443	404	39	9.7%
Property general and administrative expenses (3)	521	619	(98)	-15.8%

Non-Same Store operating expenses	7,702	7,092	610	8.6%

Total operating expenses	34,449	32,109	2,340	7.3%

NOI
Same Store	30,728	28,676	2,052	7.2%
Non-Same Store	7,048	6,383	665	10.4%

Total NOI	$37,776	$35,059	$2,717	7.7%

(1)	Fees incurred to an unaffiliated third party that is an affiliate of the former noncontrolling interest members of the Company’s joint ventures.
(2)	For the six months ended June 30, 2017 and 2016, excludes approximately $352,000 and $240,000, respectively, of expenses that are not reflective of the ongoing operations of the properties or are incurred on behalf of the Company at the property for expenses such as legal, professional and franchise tax fees.
(3)	For the six months ended June 30, 2017 and 2016, excludes approximately $125,000 and $41,000, respectively, of expenses that are not reflective of the ongoing operations of the properties or are incurred on behalf of the Company at the property for expenses such as legal, professional and franchise tax fees.

Acquisition of Property

On June 30, 2017, NexPoint through its operating partnership (the “OP”), acquired Rockledge from an unaffiliated third-party for approximately $113.5 million. Rockledge consists of 708 units situated on 78.1 acres of contiguous land within Atlanta’s second largest Class A Office submarket (Cumberland/Galleria), approximately one mile from the new Atlanta Braves stadium (Sun Trust Park), with direct access to the Chattahoochee River National Recreation Area. Originally developed in three phases by Post Properties, Rockledge had average monthly rents of $1,148 and 93.9% physical occupancy at acquisition.

The acquisition was structured as a reverse 1031 exchange to facilitate the Company’s continued plan to recycle capital in a tax efficient manner from dispositions of its rehabbed assets into well-located, “covered-land” assets with value-add potential in the Company’s core target markets. The Company funded the purchase price with cash on hand, and borrowings of approximately $113.5 million under a bridge facility with KeyBank National Association and a new first mortgage with the Federal Home Loan Mortgage Corporation, which the Company entered into on June 30, 2017. Following the completion of the reverse 1031 exchange, management expects the Rockledge loan-to-value ratio to stabilize at approximately 55%.

Property Name	Location	Date of Acquisition	Purchase Price	Mortgage	Bridge	Effective Ownership
Rockledge Apartments	Marietta, Georgia	June 30, 2017	$113,500	68,100	44,500	100%

Disposition of Property

As mentioned above, the Company sold four properties in April for cumulative gross sale proceeds of $83.9 million, while the combined returns totaled an IRR of approximately 40.7% and a 2.41x multiple on invested capital.

Interest Rate Swap Agreements

In order to fix a portion of, and mitigate the risk associated with, our floating rate indebtedness (without incurring substantial prepayment penalties or defeasance costs typically associated with fixed rate indebtedness when repaid early or refinanced), we, through our OP, have entered into seven interest rate swap transactions with KeyBank with a combined notional amount of $650.0 million, $550.0 million of which was effective as of June 30, 2017.

The following table contains summary information regarding the interest rate swap transactions (dollars in thousands):

Trade Date	Effective Date	Termination Date	Notional Amount	Fixed Rate		Floating Rate Option (1)
May 13, 2016	July 1, 2016	June 1, 2021	$100,000	1.1055%		One-month LIBOR
June 13, 2016	July 1, 2016	June 1, 2021	100,000	1.0210%		One-month LIBOR
June 30, 2016	July 1, 2016	June 1, 2021	100,000	0.9000%		One-month LIBOR
August 12, 2016	September 1, 2016	June 1, 2021	100,000	0.9560%		One-month LIBOR
March 27, 2017	April 1, 2017	April 1, 2022	100,000	1.9570%		One-month LIBOR
April 3, 2017	May 1, 2017	April 1, 2022	50,000	1.9610%		One-month LIBOR
June 14, 2017	July 1, 2017	July 1, 2022	100,000	1.7820%		One-month LIBOR

			$650,000	1.3388	% (2)

(1)	As of June 30, 2017, one-month LIBOR was 1.2239%.
(2)	Represents the weighted average fixed rate of the interest rate swaps.

Value-Add Programs

For the three months ended June 30, 2017, we completed full and partial renovations on 401 units at an average cost of $5,459 per renovated unit. Since inception, for the properties in our portfolio as of June 30, 2017, we have completed full and partial renovations on 4,524 units at an average cost of $5,116 per renovated unit that has been leased as of June 30, 2017. We have achieved average rent growth of 11.7%, or a $96 average monthly rental increase per unit, on all units renovated and leased from inception through June 30, 2017, resulting in a return on investment on capital expended for interior renovations of 21.8%.

The following table sets forth a summary of our capital expenditures related to our value-add program for the three and six months ended June 30, 2017 and 2016 (in thousands):

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
Rehab Expenditures	2017	2016		2017	2016
Interior (1)	$2,318	$2,560	(1)	$4,764	$4,697
Exterior and common area	2,497	2,011		3,901	6,332

Total rehab expenditures	$4,815	$4,571		$8,665	$11,029

(1)	Includes total capital expenditures during the period on completed and in-progress interior rehabs. For the three months ended June 30, 2017 and 2016, we completed full and partial interior rehabs on 401 and 550 units, respectively. For the six months ended June 30, 2017 and 2016, we completed full and partial interior rehabs on 831 and 937 units, respectively.

Third Quarter 2017 Dividend

On July 31, 2017, NXRT’s board of directors declared a quarterly dividend of $0.220 per share of NXRT common stock. The dividend will be paid on September 29, 2017 to stockholders of record on September 15, 2017.

Subsequent Events

Sale of Multifamily Property

The Company sold the following property subsequent to June 30, 2017 (thousands) (unaudited):

Property Name (1)	Location	Date of Sale	Sales Price	Debt Outstanding (2)	Net Cash Proceeds (3)		Real Estate Carrying Value, net (2)
Regatta Bay (4)	Seabrook, Texas	July 14, 2017	$28,200	$14,000	$27,860	(5)	$17,242

(1)	Property was classified as held for sale as of June 30, 2017.
(2)	As of June 30, 2017.
(3)	Represents sales price, net of closing costs.
(4)	The Company completed the reverse 1031 Exchange of Hollister Place with the sale of Regatta Bay. Legal title to Hollister Place was transferred to the Company on July 14, 2017.
(5)	The Company used proceeds from the sale to pay down $11.3 million of the $65.9 million outstanding on its 2017 Bridge Facility.

Revised 2017 Full Year Guidance

The Company has revised full year 2017 guidance range for Revenue, Net Income, NOI1, FFO1, Core FFO1 and AFFO1 as follows due to the impact of various transformative acts the Company undertook during the second quarter (amounts in $ thousands, except per share data):

	Revised FY 2017			Prior
	Low-End	Mid-Point	High-End	Mid-Point
Revenue (a)	143,000	144,000	145,000	143,000
Net Income (a) (b)	52,000	54,000	57,000	27,250
NOI (a)	75,250	76,250	77,250	76,000
FFO/Share – diluted (c)	1.12	1.16	1.20	1.60
Core FFO/Share – diluted (d)	1.35	1.40	1.45	1.62
AFFO/Share – diluted (e)	1.60	1.65	1.70	1.85
Acquisitions (f)	140,000	170,000	200,000	24,500
Dispositions (g)	225,000	227,500	230,000	115,000

(a)	Revenue, Net Income & NOI: revised slightly upwards due to favorable revenue growth during the first half of 2017.
(b)	Net Income: revised upwards from the previous midpoint of $27,250 due to future dispositions expected to take place in the second half of 2017 as the Company continues to recycle capital in an accretive manner.
(c)	FFO: Due to the one-time expenses related to the refinancing of 22 properties and additional repayment penalties related to property dispositions, the Company revised FFO guidance downward from a previous midpoint of $1.60/share to $1.15 share. The refinancing enabled the Company to achieve a 0.57% reduction in the weighted average cost of debt which is equivalent to $1.7M in annual interest expense cost savings or $0.08 per share of FFO. Higher real estate taxes as well as expenses related to our interest rate swaps also contributed to the reduction in FFO guidance.
(d)	Core FFO: The revision to our Core FFO guidance primarily relates to a decrease in FFO, partially offset by loss on extinguishment of debt and modification costs.
(e)	AFFO: The change to our AFFO guidance primarily relates to a decrease in Core FFO, partially offset by increase in equity-based compensation expense.
(f)	Acquisition activity grew to $138.0 million with the completion of the Rockledge acquisition.
(g)	With the completion of the Regatta Bay sale, the Company met its original full year disposition target; however, the Company is now increasing full year 2017 estimates in response to recent activity, including the Rockledge acquisition and buyout of BH Equities’ noncontrolling interest. The Company expects to use the net sale proceeds from the disposition of properties held for sale as of June 30, 2017 to complete the reverse 1031 exchanges effectuated to finance a portion of the consideration for the Rockledge acquisition, to extinguish the 2017 Bridge Facility, and to pay down the outstanding balance on the $30 Million Credit Facility.

See the “Definitions and Reconciliations” section of this press release for a reconciliation of 2017 Full Year Non-GAAP Guidance to 2017 Full Year net income guidance. For further information regarding the transformative actions undertaken by the Company during the second quarter 2017, the expected results of the actions and resulting impact to Full Year 2017 earnings, please see the Company’s “Supplemental Information: Second Quarter 2017.”

Additional information on second quarter results and 2017 financial and earnings guidance is included in supplemental data that can be found in the Investor Relations section of the Company’s website at www.nexpointliving.com.

Supplemental Information

“Supplemental Information: Second Quarter 2017” can be found in the Financial Materials section under Investor Relations on the Company’s website at www.nexpointliving.com.

Second Quarter Earnings Conference Call

NXRT will host a call to discuss its second quarter results on Tuesday, August 1, 2017 at 11:00 a.m. ET. The number to call for this interactive teleconference is (888) 855-5838, or for international callers, (719) 325-2351 in each case using passcode 8781957. A live audio webcast of the call will be available online at the Company’s website, http://www.nexpointliving.com (under “Investor Relations”).

A replay of the call will be available approximately two hours after the call through Tuesday, August 8, 2017, by dialing (888) 203-1112, or for international callers, (719) 457-0820 and entering the confirmation number, 8781957.

About NXRT

NexPoint Residential Trust is a publicly traded REIT, with its shares listed on the New York Stock Exchange under the symbol “NXRT,” primarily focused on acquiring, owning and operating well located middle-income multifamily properties with “value-add” potential in large cities and suburban submarkets of large cities, primarily in the Southeastern and Southwestern United States. NXRT is externally advised by NexPoint Real Estate Advisors, L.P., an affiliate of Highland Capital Management, L.P., a leading global alternative asset manager and an SEC-registered investment adviser. More information about NXRT is available at http://www.nexpointliving.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations, assumptions and beliefs. Forward-looking statements can often be identified by words such as “expect,” “anticipate,” “intend” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding expected property acquisitions and dispositions and the use of proceeds therefrom, expected results from the buyout of BH Equities’ minority interest, and NXRT’s strategy and guidance for financial results for the full year 2017. They are not guarantees of future results and are subject to risks, uncertainties, assumptions and anticipated sales of properties that could cause actual results to differ materially from those expressed in any forward-looking statement. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”) for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by law, NXRT does not undertake any obligation to publicly update or revise any forward-looking statements.

Select Financial Statements for the Quarter Ended June 30, 2017

NEXPOINT RESIDENTIAL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Operating Real Estate Investments
Land (including from VIEs of $20,233 and $99,803, respectively)	$169,754	$165,863
Buildings and improvements (including from VIEs of $112,935 and $425,945, respectively)	781,683	733,374
Intangible lease assets (including from VIEs of $3,953 and $3,926, respectively)	3,953	5,140
Construction in progress (including from VIEs of $11 and $1,891, respectively)	2,075	2,828
Furniture, fixtures, and equipment (including from VIEs of $1,761 and $21,289, respectively)	38,856	36,616

Total Gross Operating Real Estate Investments	996,321	943,821
Accumulated depreciation and amortization (including from VIEs of $1,119 and $32,053, respectively)	(70,729)	(60,214)

Total Net Operating Real Estate Investments	925,592	883,607
Real estate held for sale, net of accumulated depreciation of $9,903 and $6,099, respectively (including from VIEs of $0 and $60,578, respectively)	100,091	79,430

Total Net Real Estate Investments	1,025,683	963,037
Cash and cash equivalents (including from VIEs of $314 and $9,394, respectively)	26,254	22,705
Restricted cash (including from VIEs of $1,181 and $22,387, respectively)	29,447	32,556
Accounts receivable (including from VIEs of $120 and $2,009, respectively)	2,186	3,008
Prepaid and other assets (including from VIEs of $193 and $905, respectively)	3,070	1,678
Fair market value of interest rate swaps	11,941	12,413

TOTAL ASSETS	$1,098,581	$1,035,397

LIABILITIES AND EQUITY
Mortgages payable, net (including from VIEs of $81,052 and $306,235, respectively)	$711,752	$367,453
Mortgages payable held for sale, net (including from VIEs of $0 and $47,421, respectively)	77,034	55,685
Credit facilities, net	29,764	310,492
Bridge facility, net	65,612	29,874
Accounts payable and other accrued liabilities (including from VIEs of $103 and $2,232, respectively)	4,956	5,551
Accrued real estate taxes payable (including from VIEs of $718 and $2,724, respectively)	8,600	6,534
Accrued interest payable (including from VIEs of $0 and $855, respectively)	601	1,067
Security deposit liability (including from VIEs of $154 and $774, respectively)	1,464	1,364
Prepaid rents (including from VIEs of $71 and $728, respectively)	1,566	1,275
Obligation to issue operating partnership units (1)	2,000	—

Total Liabilities	903,349	779,295

NexPoint Residential Trust, Inc. stockholders’ equity:
Preferred stock, $0.01 par value: 100,000,000 shares authorized; 0 shares issued	—	—
Common stock, $0.01 par value: 500,000,000 shares authorized; 21,293,825 shares issued	213	213
Additional paid-in capital	211,729	241,450
Accumulated deficit	(20,242)	(14,584)
Accumulated other comprehensive income	8,119	9,052
Common stock held in treasury at cost; 250,156 shares	(4,587)	(4,587)
Noncontrolling interests	—	24,558

Total Equity	195,232	256,102

TOTAL LIABILITIES AND EQUITY	$1,098,581	$1,035,397

(1)	Common units of the Company’s operating partnership were issued on August 1, 2017.

NEXPOINT RESIDENTIAL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(in thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Revenues
Rental income	$30,508	$29,404	$62,416	$58,774
Other income	4,726	4,253	9,809	8,394

Total revenues	35,234	33,657	72,225	67,168

Expenses
Property operating expenses	9,665	9,691	19,536	19,073
Real estate taxes and insurance	5,093	4,090	10,058	8,353
Property management fees (1)	1,057	1,013	2,170	2,018
Advisory and administrative fees (2)	1,849	1,630	3,674	3,246
Corporate general and administrative expenses	1,886	844	3,219	1,626
Property general and administrative expenses	1,576	1,612	3,162	2,946
Depreciation and amortization	12,208	8,084	24,651	17,696

Total expenses	33,334	26,964	66,470	54,958

Operating income	1,900	6,693	5,755	12,210
Interest expense	(7,063)	(5,633)	(14,222)	(10,859)
Loss on extinguishment of debt and modification costs	(4,803)	(834)	(4,803)	(834)
Gain on sales of real estate	19,896	16,370	19,896	16,370

Net income	9,930	16,596	6,626	16,887
Net income attributable to noncontrolling interests	2,524	2,006	2,836	2,312

Net income attributable to common stockholders	$7,406	$14,590	$3,790	$14,575

Other comprehensive loss
Unrealized losses on interest rate derivatives	(2,095)	(12)	(1,049)	(44)

Total comprehensive income	7,835	16,584	5,577	16,843
Comprehensive income attributable to noncontrolling interests	2,936	2,005	2,720	2,308

Comprehensive income attributable to common stockholders	$4,899	$14,579	$2,857	$14,535

Weighted average common shares outstanding - basic	21,044	21,294	21,044	21,294

Weighted average common shares outstanding - diluted	21,473	21,294	21,383	21,294

Earnings per share - basic	$0.35	$0.69	$0.18	$0.68

Earnings per share - diluted	$0.34	$0.69	$0.18	$0.68

Dividends declared per common share	$0.220	$0.206	$0.440	$0.412

(1)	Fees incurred to an unaffiliated third party that is an affiliate of the former noncontrolling interest members of the Company’s joint ventures.
(2)	Fees incurred to the Company’s adviser.

Definitions and Reconciliations

This press release includes analysis of net operating income, or NOI, funds from operations, or FFO, core funds from operations, or Core FFO, and adjusted funds from operations, or AFFO, all of which are non-GAAP financial measures of performance. These non-GAAP measures should be used as a supplement to, and not a substitute for, net income (loss) computed in accordance with GAAP. For a more complete discussion of NOI, FFO, Core FFO, and AFFO, see our most recent Annual Report on Form 10-K and our other filings with the SEC.

This press release also includes an analysis of our Same Store properties, which are defined as those that are stabilized and comparable for both the current and the prior reporting year. Same Store analysis for the three and six months ended June 30, 2017 includes 31 properties totaling 10,211 units, or approximately 80% of the Company’s 12,735 units.

Net Operating Income

NOI is a non-GAAP financial measure of performance. NOI is used by investors and our management to evaluate and compare the performance of our properties to other comparable properties, to determine trends in earnings and to compute the fair value of our properties as NOI is not affected by (1) the cost of funds, (2) acquisition costs, (3) non-operating fees to affiliates, (4) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP, (5) corporate general and administrative expenses, (6) other gains and losses that are specific to us, and (7) expenses that are not reflective of the ongoing operations of the properties or incurred on behalf of the Company at the property level for expenses such as legal, professional and franchise tax fees.

The following table, which has not been adjusted for the effects of noncontrolling interests, reconciles our NOI and Same Store NOI for the three and six months ended June 30, 2017 and 2016 to net income, the most directly comparable GAAP financial measure (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Net income	$9,930	$16,596	$6,626	$16,887
Adjustments to reconcile net income to NOI:
Advisory and administrative fees	1,849	1,630	3,674	3,246
Corporate general and administrative expenses	1,886	844	3,219	1,626
Property general and administrative expenses (1)	246	130	477	281
Depreciation and amortization	12,208	8,084	24,651	17,696
Interest expense	7,063	5,633	14,222	10,859
Loss on extinguishment of debt and modification costs	4,803	834	4,803	834
Gain on sales of real estate	(19,896)	(16,370)	(19,896)	(16,370)

NOI	$18,089	$17,381	$37,776	$35,059

Less Non-Same Store
Revenues	(6,246)	(6,465)	(14,750)	(13,475)
Operating expenses	3,482	3,520	7,702	7,092

Same Store NOI	$15,325	$14,436	$30,728	$28,676

(1)	Adjustment to net income to exclude certain property general and administrative expenses that are not reflective of the ongoing operations of the properties or are incurred on behalf of the Company at the property for expenses such as legal, professional and franchise tax fees.

FFO, Core FFO and AFFO

We believe that net income, as defined by GAAP, is the most appropriate earnings measure. We also believe that funds from operations, or FFO, as defined by the National Association of Real Estate Investment Trusts, or NAREIT, core funds from operations, or Core FFO, and adjusted funds from operations, or AFFO, are important non-GAAP supplemental measures of operating performance for a REIT.

Since the historical cost accounting convention used for real estate assets requires depreciation except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that use historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges. We compute FFO attributable to common stockholders in accordance with NAREIT’s definition. Our presentation differs slightly in that we begin with net income (loss) before adjusting for noncontrolling interests and show the noncontrolling interests as an adjustment to arrive at FFO attributable to common stockholders. Core FFO makes certain adjustments to FFO, which are either not likely to occur on a regular basis or are otherwise not representative of the ongoing operating performance of our portfolio. Core FFO adjusts FFO to remove items such as acquisition expenses, losses on extinguishment of debt and modification costs (includes prepayment penalties incurred and the write-off of unamortized deferred loan costs related to the early retirement of debt and costs incurred in connection with a debt modification that are expensed), the amortization of deferred financing costs incurred in connection with obtaining short-term debt financing, the ineffective portion of fair value adjustments on our interest rate derivatives designated as cash flow hedges, and the noncontrolling interests related to these items. We believe Core FFO is useful to investors as a supplemental gauge of our operating performance and is useful in comparing our operating performance with other REITs that are not as involved in the aforementioned activities. AFFO makes certain adjustments to Core FFO. There is no industry standard definition of AFFO and practice is divergent across the industry. AFFO adjusts Core FFO to remove items such as equity-based compensation expense and the amortization of deferred financing costs incurred in connection with obtaining long-term debt financing, and the noncontrolling interests related to these items. We believe AFFO is useful to investors as a supplemental gauge of our operating performance and is useful in comparing our operating performance with other REITs that are not as involved in the aforementioned activities.

We believe that the use of FFO, Core FFO and AFFO, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful.

The following table reconciles our calculations of FFO, Core FFO and AFFO to net income, the most directly comparable GAAP financial measure, for the three and six months ended June 30, 2017 and 2016 (in thousands, except per share amounts):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Net income	$9,930	$16,596	$6,626	$16,887
Depreciation and amortization	12,208	8,084	24,651	17,696
Gain on sales of real estate	(19,896)	(16,370)	(19,896)	(16,370)
Adjustment for noncontrolling interests	(526)	(1,120)	(1,649)	(2,380)

FFO attributable to common stockholders	1,716	7,190	9,732	15,833

FFO per share - basic	$0.08	$0.34	$0.46	$0.74

FFO per share - diluted	$0.08	$0.34	$0.46	$0.74

Loss on extinguishment of debt and modification costs	4,803	834	4,803	834
Change in fair value on derivative instruments - ineffective portion	(85)	—	(65)	—
Amortization of deferred financing costs - acquisition term notes	32	—	126	—
Adjustment for noncontrolling interests	(424)	(83)	(426)	(83)

Core FFO attributable to common stockholders	6,042	7,941	14,170	16,584

Core FFO per share - basic	$0.29	$0.37	$0.67	$0.78

Core FFO per share - diluted	$0.28	$0.37	$0.66	$0.78

Amortization of deferred financing costs - long term debt	412	375	850	699
Equity-based compensation expense	984	—	1,592	—
Adjustment for noncontrolling interests	(36)	(31)	(69)	(56)

AFFO attributable to common stockholders	7,402	8,285	16,543	17,227

AFFO per share - basic	$0.35	$0.39	$0.79	$0.81

AFFO per share - diluted	$0.34	$0.39	$0.77	$0.81

Weighted average common shares outstanding - basic	21,044	21,294	21,044	21,294

Weighted average common shares outstanding - diluted	21,473	21,294	21,383	21,294

Dividends declared per common share	$0.220	$0.206	$0.440	$0.412
FFO Coverage - diluted	0.36x	1.64x	1.03x	1.8x
Core FFO Coverage - diluted	1.28x	1.81x	1.51x	1.89x
AFFO Coverage - diluted	1.57x	1.89x	1.76x	1.96x

The three months ended June 30, 2017 as compared to the three months ended June 30, 2016

FFO was $1.7 million for the three months ended June 30, 2017 compared to $7.2 million for the three months ended June 30, 2016, which was a decrease of approximately $5.5 million. The change in our FFO between periods primarily relates to increases in total property operating expenses of approximately $1.0 million, loss on extinguishment of debt and modification costs of approximately $4.0 million and corporate general and administrative expenses of approximately $1.0 million, and was partially offset by an increase in total revenues of approximately $1.6 million and adjustments for amounts attributable to noncontrolling interests. The increase in loss on extinguishment of debt and modification costs primarily relates to $2.2 million of debt modification costs incurred, which were expensed, and $1.7 million of prepayment penalties incurred in connection with the Freddie Refinance. The increase in corporate general and administrative expenses primarily relates to $1.0 million of equity-based compensation expense we recognized during the period in 2017.

Core FFO was $6.0 million for the three months ended June 30, 2017 compared to $7.9 million for the three months ended June 30, 2016, which was a decrease of approximately $1.9 million. The change in our Core FFO between periods primarily relates to a decrease in FFO, partially offset by a $4.0 million increase in loss on extinguishment of debt and modification costs.

AFFO was $7.4 million for the three months ended June 30, 2017 compared to $8.3 million for the three months ended June 30, 2016, which was a decrease of approximately $0.9 million. The change in our AFFO between periods primarily relates to a decrease in Core FFO, partially offset by a $1.0 million increase in equity-based compensation expense.

The six months ended June 30, 2017 as compared to the six months ended June 30, 2016

FFO was $9.7 million for the six months ended June 30, 2017 compared to $15.8 million for the six months ended June 30, 2016, which was a decrease of approximately $5.1 million. The change in our FFO between periods primarily relates to increases in total property operating expenses of approximately $2.5 million, loss on extinguishment of debt and modification costs of approximately $4.0 million and corporate general and administrative expenses of approximately $1.6 million, and was partially offset by an increase in total revenues of approximately $5.1 million and adjustments for amounts attributable to noncontrolling interests. The increase in loss on extinguishment of debt and modification costs primarily relates to $2.2 million of debt modification costs incurred, which were expensed, and $1.7 million of prepayment penalties incurred in connection with the Freddie Refinance. The increase in corporate general and administrative expenses primarily relates to $1.6 million of equity-based compensation expense we recognized during the period in 2017.

Core FFO was $14.2 million for the six months ended June 30, 2017 compared to $16.6 million for the six months ended June 30, 2016, which was a decrease of approximately $2.4 million. The change in our Core FFO between periods primarily relates to a decrease in FFO, partially offset by a $4.0 million increase in loss on extinguishment of debt and modification costs.

AFFO was $16.5 million for the six months ended June 30, 2017 compared to $17.2 million for the six months ended June 30, 2016, which was a decrease of approximately $0.7 million. The change in our AFFO between periods primarily relates to a decrease in Core FFO, partially offset by a $1.6 million increase in equity-based compensation expense.

Same Store Properties

We review our stabilized multifamily communities on a comparable basis between periods. Our Same Store properties are defined as those that are stabilized and comparable for both the current period and the same period for the prior reporting year.

There are 31 properties meeting this definition for the second quarter of 2017: Arbors on Forest Ridge, Cutter’s Point, Eagle Crest, Silverbrook, Timberglen, Edgewater at Sandy Springs, Beechwood Terrace, Willow Grove, Woodbridge, Abbington Heights, Courtney Cove, The Summit at Sabal Park, Timber Creek, Belmont at Duck Creek, Radbourne Lake, The Arbors, The Knolls, The Crossings at Holcomb Bridge, The Crossings, Regatta Bay, Sabal Palm at Lake Buena Vista, Southpoint Reserve at Stoney Creek, Cornerstone, The Preserve at Terrell Mill, The Ashlar, Heatherstone, Versailles, Seasons 704, Madera Point, The Pointe at the Foothills, and Venue at 8651.

Reconciliation of Guidance for 2017 NOI, FFO, Core FFO and AFFO

The Company anticipates that net income will be in the range between $52.0 million to $57.0 million for the full year. The difference between net income and FFO is depreciation and amortization, which is anticipated to be $49.0 million to $51.0 million for the full year 2017, and gain on sales of real estate, which is anticipated to be approximately $78.0 million for the full year 2017. The difference between FFO and Core FFO is loss on extinguishment of debt and modification costs, which are anticipated to total approximately $4.8 million for the full year 2017, amortization of deferred financing costs on short term financing, to the extent excluded from FFO, which is anticipated to total approximately $0.1 million for the full year 2017. The difference between Core FFO and AFFO is amortization of deferred financing costs on long-term debt financing, to the extent excluded from FFO and Core FFO, which is anticipated to total approximately $2.3 million for the full year 2017, and equity-based compensation expenses, which is anticipated to total approximately $3.1 million for the full year 2017. The difference between net income and NOI is advisory and administrative fees, corporate general and administrative expenses, certain property general and administrative expenses, depreciation and amortization, interest expense, loss on extinguishment of debt and modification costs, and gain on sales of real estate, which are anticipated to total approximately $20.7 million to $23.7 million for the full year 2017. 2017 Full Year Guidance assumes between $140.0 million and $200.0 million of acquisition activity and between $225.0 million and $230.0 million of disposition activity for the full year 2017. For purposes of calculating per share data, the Company assumes a weighted average diluted share count of 21.40 million for the full year 2017.

In this release, “we,” “us,” “our,” the “Company,” “NexPoint Residential Trust,” and “NXRT” each refer to NexPoint Residential Trust, Inc., a Maryland corporation.

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